For Release July 26, 2012
6 a.m. Pacific Time

Clearwire Announces Appointment of Former U.S. Senator Slade Gorton to Company's Board of Directors

BELLEVUE, Wash., - July 26, 2012 - Clearwire Corporation (NASDAQ: CLWR), a leading provider of wireless broadband services, today announced the appointment of former U.S. Senator Slade Gorton to the company's board of directors. The appointment is effective immediately.

“Slade's decades of experience in business, law and government will bring to Clearwire important leadership in matters of corporate governance, strategy and general business development,” said Clearwire executive chairman of the board of directors, John Stanton. “I believe he will be a key voice in helping to guide discussions on the future of our company at this critical time in our history.”

Mr. Gorton has served as a director of Microvision, Inc. since September 2003 and currently serves as Chairman of the Board and Lead Independent Director. He was recently Of Counsel at the law firm K&L Gates, LLP, and now serves as a consultant to the firm. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years.

Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. He served as Attorney General of Washington from 1969 -1981, and during that time argued 14 cases before the United States Supreme Court. After leaving the Senate, he served as a Commissioner on the National Commission on Terrorist Attacks upon the United States (“9-11 Commission”); as a member of the National War Powers Commission; and is Co-Chairman of the National Transportation Policy Project. He also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves.

About Clearwire
Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of 4G wireless broadband services offering services in areas of the U.S. where more than 130 million people live. The company holds the deepest portfolio of wireless spectrum available for data services in the U.S. Clearwire serves retail customers through its own CLEAR® brand as well as through wholesale relationships with some of the leading companies in the retail, technology and telecommunications industries. The company is constructing a next-generation 4G LTE Advanced-ready network to address the capacity needs of the market, and is also working closely with the Global TD-LTE Initiative and China Mobile to further the TD-LTE ecosystem. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

CONTACTS

Clearwire Investor Relations:
Alice Ryder, 425-636-5828
alice.ryder@clearwire.com

Clearwire Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com

JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com